Exhibit 99.1

PRESS STATEMENT

FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES

INCREASE IN QUARTERLY CASH DIVIDEND

Charlottesville, VA – February 24, 2023 - Virginia National Bankshares Corporation (the “Company”) (NASDAQ: VABK) announced today that on February 22, 2023 its Board of Directors declared a quarterly cash dividend of $0.33 per share to be paid on March 24, 2023 to shareholders of record as of March 10, 2023. The quarterly cash dividend represents a 10% increase in the quarterly dividend and an annual yield to shareholders of approximately 3.33% based on the closing price of the Company’s common stock on February 23, 2023.

"After delivering record results in 2022, we are pleased to return a larger portion of capital to our shareholders," commented President and Chief Executive Officer, Glenn W. Rust. "The action taken by our Board of Directors to increase the quarterly dividend reinforces their determination to properly allocate capital subsequent to the merger with Fauquier Bankshares, which will mark its two-year anniversary on April 1, 2023."

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has nine banking offices throughout Fauquier and Prince William counties, three banking offices in Charlottesville and Albemarle County, and banking offices in Winchester and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact: Tara Y. Harrison, 434-817-8587